Exhibit 99 (a)

Bank of Granite	NEWS
—— C O R P O R A T I O N ——

P.O. BOX 128, GRANITE FALLS, NORTH CAROLINA 28630
Voice: 828 496-2000 • Facsimile: 828 496-2116 • Internet: www.bankofgranite.com

For Immediate Release:	April 26, 2004

BANK OF GRANITE CORPORATION ANNUAL MEETING HIGHLIGHTS
2003 PERFORMANCE AND PLANS FOR 2004

     A large group of interested shareholders gathered Monday, April 26, at the Holiday Inn–Select, in Hickory, for Bank of Granite Corporation’s Annual Meeting.

     Shareholders heard reports concerning 2003’s earnings and expenses from both John A. Forlines, Jr., Chairman and Chief Executive Officer of Bank of Granite Corporation, the parent company, and Charles M. Snipes, President and Chief Executive Officer of Bank of Granite. The Bank now operates 19 full service banking offices in six counties–Caldwell, Catawba, Burke, Mecklenburg, Watauga and Wilkes. The bank plans further expansion this fall when it opens its 20th office in Winston-Salem in Forsyth County. Forlines described 2003 as a year of transition for the bank. He said the groundwork was laid for greater growth and earnings in the future. He said earnings were slightly improved for the year, with net income of $15,307,893. This is only the third year in the Company’s history that earnings exceeded $15 million. He attributed the increase largely to the tremendous contribution of its mortgage banking subsidiary, Granite Mortgage, Inc., which is headquartered in Winston-Salem. Forlines said, “we invested a lot during 2003 preparing for the future.” He said the bank’s stock, which trades on the NASDAQ Stock Market® under the symbol GRAN, closed the year at $21.77 per share, up 24.4% for the year.

     Both Mr. Forlines and Mr. Snipes expressed tremendous appreciation to the entire Bank of Granite family– employees, directors, shareholders, and customers–for their hard work and dedication during a very challenging year.

     The meeting opened, as has been the custom for many years, with a prayer by Reverend Parker T. Williamson. A Credentials Committee composed of Kirby A. Tyndall, M. L. (Jack) Moore, Jr., and Rudy L. Snow certified that a quorum was present. There were 13,606,966 shares eligible to vote on the record date, March 8, 2004, and 83% were either present in person or voted by proxy.

     Shareholders re-elected the following directors: John N. Bray, Paul A. Fleetwood, III, John A. Forlines, Jr., Barbara F. Freiman, Hugh R. Gaither, James Y. Preston, Charles M. Snipes and Boyd C. Wilson, Jr. Also, shareholders voted to ratify the appointment of Deloitte & Touche, LLP as independent accountants for 2004.

     At the end of the meeting, Mr. Forlines announced that he would step down as CEO of the Corporation at the end of the year, to be succeeded in this position by Charles M. Snipes, who will continue to be CEO of the Bank. Forlines said he would remain active as Chairman for at least through 2005. He said he and Snipes, along with the board, were very near to making an announcement that a new Chief Operating Officer will join the Bank. “This person will add depth to our management team and this person will play a key role in our Plan of Succession,” Mr. Forlines said.

     Following the Annual Meeting, Directors met and re-elected all officers for 2004. Senior Officers, who were introduced at the meeting are, in addition to Forlines and Snipes, Kirby A. Tyndall, Executive Vice President and Chief Financial Officer, Ben L. Davis, Senior Vice President and Compliance Officer, John S. Gabriel, Jr., Senior Vice President and Chief Credit Officer, D. Mark Stephens, Senior Vice President and Chief Information Officer, W. C. (Corky) Upchurch, Senior Vice President and Office Administrator and Karen B. Warlick, Senior Vice President and Director of Human Resources.

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For further information, contact Kirby A. Tyndall, Executive Vice President and Chief Financial Officer,
Voice 828 496-2026, Facsimile 828 496-2010 or Internet Email: ktyndall@bankofgranite.com.

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